UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2013

FIBROCELL SCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31564	87-0458888
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 EAGLEVIEW BLVD., EXTON, PA 19341

(Address of Principal Executive Office) (Zip Code)

(484) 713-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2013, Fibrocell Science, Inc. (the “Company”) and Declan Daly, the Company’s Chief Financial Officer, entered into an employment transition letter pursuant to which Mr. Daly has agreed to remain as the Company’s Chief Financial Officer until the Company names a successor Chief Financial Officer or until September 30, 2013, whichever occurs sooner. In addition, Mr. Daly has agreed to provide the Company with transition services until November 30, 2013 as an independent consultant. These transition services include being available to meet or consult with the Company’s Chief Executive Officer, board of directors and Mr. Daly’s successor. During the transition period, Mr. Daly will continue to receive his current base salary until September 30, 2013 and shall be paid a consulting fee from October 1, 2013 until November 30, 2013. Pursuant to the employment transition letter, Mr. Daly will permitted to exercise any options to purchase Company common stock that have vested as of September 30, 2013 until the option expiration date. Immediately following the cessation of Mr. Daly’s services as an employee, the Company and Mr. Daly agreed to enter into a Separation and General Release Agreement (the “Separation Agreement”) pursuant to which, among other items, Mr. Daly would generally release the Company from any claims he may have against the Company or its affiliates. Upon execution of the Separation Agreement, the Company will pay Mr. Daly $150,000 and to pay Mr. Daly’s medical insurance and life insurance premiums for a period of eighteen months. The Amended and Restated Employment Agreement between the Company and Mr. Daly dated August 24, 2010 will expire on August 24, 2013 and has not been renewed.

The foregoing summaries of the employee transition letter and Separation Agreement do not purport to be complete and are qualified in their entirety by reference to the definitive documents. A copy of the employee transition letter is attached hereto as Exhibit 10.1 and is incorporated herein by reference, and a copy of the Separation Agreement is set forth as Exhibit A to the employee transition letter and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Employment Transition Letter dated June 28, 2013.

99.1	Press release dated June 28, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Fibrocell Science, Inc.

By:	/s/ David Pernock
David Pernock Chief Executive Officer

Date: June 28, 2013